                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                            (Amendment No.      )<F*>

                       UNIFIED FINANCIAL SERVICES, INC.
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                               (Name of Issuer)

                         Common Stock, $.01 par value
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                        (Title of Class of Securities)

                                Not Applicable
                              ------------------
                                (CUSIP Number)

                                  May 8, 1998
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            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                        [     ]        Rule 13d-1(b)
                        [  X  ]        Rule 13d-1(c)
                        [     ]        Rule 13d-1(d)

[FN]
      <F*> The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            Page 1 of 6 pages

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  CUSIP No. N/A                                             Page 2 of 6 Pages
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1     NAMES OF REPORTING PERSONS/
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Jack R. Orben
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  / /
                                                                      (b)  / /
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
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                        5     SOLE VOTING POWER
                              75,240<F1>
       NUMBER OF       --------------------------------------------------------
        SHARES          6     SHARED VOTING POWER
     BENEFICIALLY             -0-
       OWNED BY        --------------------------------------------------------
         EACH           7     SOLE DISPOSITIVE POWER
       REPORTING              75,240<F1>
        PERSON         --------------------------------------------------------
         WITH           8     SHARED DISPOSITIVE POWER
                              -0-
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      75,240<F1>
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                               / /

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.6%
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12    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------
[FN]
<F1>Includes 57,240 shares of common stock, $0.01 par value, of Unified
Financial Services, Inc. that may be received upon the conversion of 424 shares of Series C Preferred Stock, $0.01 par value, of Unified Financial Services, Inc. which shares of Preferred Stock were purchased by the Reporting Person on May 8, 1998.

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  CUSIP No. N/A                                             Page 3 of 6 Pages
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ITEM 1.     (a)   Name of Issuer:

                  Unified Financial Services, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  431 North Pennsylvania Street
                  Indianapolis, Indiana  46204-1873

ITEM 2.     (a)   Name of Person Filing:

                  Jack R. Orben

            (b)   Address of Principal Business Offices or, if none,
                  Residence:

                  AFS Group, Inc.
                  The Bar Association Building
                  36 West 44th Street, Suite 1310
                  New York, New York  10036

            (c)   Citizenship:

                  United States

            (d)   Title of Class of Securities:

                  Common Stock, $.01 par value

            (e)   CUSIP Number:

                  Not Applicable

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO SECTION
            240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK
            WHETHER THE PERSON FILING IS A:

            (a)   [     ]     Broker or Dealer registered under Section 15 of
                              the Act (15 U.S.C. 78o)
            (b)   [     ]     Bank as defined in Section 3(a)(6) of the Act
                              (15 U.S.C. 78c)
            (c)   [     ]     Insurance Company as defined in Section
                              3(a)(19) of the Act (15 U.S.C. 78c)
            (d)   [     ]     Investment Company registered under Section 8
                              of the Investment Company Act of 1940
                              (15 U.S.C. 809-8)
            (e)   [     ]     An investment adviser in accordance with
                              Section 240.13d-1(b)(1)(ii)(E)
            (f)   [     ]     An employee benefit plan or endowment fund in
                              accordance with Section 240.13d-1(b)(1)(ii)(F)


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  CUSIP No. N/A                                             Page 4 of 6 Pages
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            (g)   [     ]     A parent holding company or control person, in
                              accordance with Section 240.13d-1(b)(ii)(G)
            (h)   [     ]     A savings association as defined in Section
                              3(b) of the Federal Deposit Insurance Act
                              (12 U.S.C. 1813)
            (i)   [     ]     A church plan that is excluded from the
                              definition of an investment company under
                              section 3(c)(14) of the Investment Company Act
                              of 1940 (15 U.S.C. 80-a-3)
            (j)   [     ]     Group, in accordance with Section
                              240.13d-1(b)(1)(ii)(J)



ITEM 4.     OWNERSHIP.

            (a)   Amount Beneficially Owned:

                  75,240<F1>

            (b)   Percent of Class:

                  5.6%<F2>

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        75,240<F1>

                  (ii)  Shared power to vote or to direct the vote

                        -0-

                  (iii) Sole power to dispose or to direct the disposition of

                        75,240<F1>

                  (iv) Shared power to dispose or to direct the disposition of

                        -0-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON.

            Not Applicable



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  CUSIP No. N/A                                             Page 5 of 6 Pages
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ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
            PARENT HOLDING COMPANY.

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
            GROUP.

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

ITEM 10.    CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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  CUSIP No. N/A                                             Page 6 of 6 Pages
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                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


                                                    May 18, 1998
                                         ----------------------------------
                                                        Date


                                                  /s/ Jack R. Orben
                                         ----------------------------------
                                                      Signature


                                                    Jack R. Orben
                                         ----------------------------------
                                                     Name/Title

--------------
[FN]
     <F1>   Includes 57,240 shares of common stock, $0.01 par value, of
Unified Financial Services, Inc. that may be received upon the conversion of 424 shares of Series C Preferred Stock, $0.01 par value, of Unified Financial Services, Inc. which shares of Preferred Stock were purchased by the Reporting Person on May 8, 1998.

     <F2>   Based upon 1,276,100 shares of the Company's Common Stock, $.01 par value, issued and outstanding as of May 8, 1998.